UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 10, 2013
Date of Report (Date of earliest event reported)

PICO HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

California (State or other Jurisdiction of Incorporation or Organization)	33-36383 (Commission File Number)	94-2723335 (IRS Employer Identification No.)

7979 Ivanhoe Avenue, Suite 300
La Jolla, California  92037
(Address of principal executive offices) (Zip code)

Registrant's Telephone Number, Including Area Code:  (888) 389-3222

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 Financial Information

Item 2.02	Results of Operations and Financial Condition

This current report on Form 8-K amends a previously filed 8-K dated September 10, 2013, which reported that a wholly owned subsidiary of PICO Holdings, Inc., a California corporation (the “Company”), completed the disposition of all of the shares that it held of the capital stock of Spigit, Inc., a Delaware corporation (“Spigit”). As a result of previous investment transactions, Spigit had become a partially-owned indirect subsidiary of the Company, and recently (during 2013) met the tests for being a “significant subsidiary” under Item 1-02(w) of Regulation S-X. The disposition occurred upon the closing of a merger transaction, pursuant to which Spigit was acquired by Mindjet Corporation, a Delaware corporation (“Mindjet”). Other than with respect to the merger transaction, neither the Company nor any of its directors or officers or affiliates had any prior material relationship with Mindjet. Pursuant to the merger transaction, the wholly owned subsidiary of the Company that had held the shares of Spigit received shares of preferred stock and common stock of Mindjet.

The previously filed 8-K did not include pro forma financial statements for the disposition of Spigit as Spigit's results of operations, cash flows and its assets and liabilities were not included in Company's consolidated financial statements as of December 31, 2012, and the disposition of the shares of Spigit would not have any effect on the Company's consolidated financial statements as of and for the year ended December 31, 2012. As a result, there are no pro forma financial statements to present for the year ended December 31, 2012 for the disposition. However, the Company is amending the previously filed 8-K to include summarized unaudited pro forma financial information for 2012 for the initial acquisition of Spigit which provided the Company with a controlling financial interest in Spigit and unaudited pro forma financial information for 2013 for the subsequent disposition of Spigit as described in the paragraph above.

Unaudited Pro Forma for 2012:

On January 31, 2013, the Company acquired additional common stock and series F voting preferred stock in Spigit in an initial transaction by obtaining newly issued shares directly from Spigit for $5 million and converting outstanding loans. Subsequent to the initial transaction, the Company invested an additional $5 million. As a result of these transactions, the Company increased its voting ownership in Spigit from 27% at December 31, 2012, to 73% during 2013. In accordance with applicable accounting guidance, the initial acquisition was accounted for using the acquisition method of accounting and as such, the results and financial position of Spigit were included in the Company’s consolidated financial statements starting on the date of acquisition.

Assuming the acquisition of the controlling financial interest in Spigit occurred on January 1, 2012, the impact on the unaudited pro forma consolidated statements of operations and comprehensive loss for the year ended December 31, 2012, is summarized as follows: revenues increased by $16.4 million from a reported $150 million to $166.4 million, net loss before income taxes increased by $16.2 million from a reported $29.6 million to $45.8 million, and net loss increased $10.8 million from a reported $29.1 million to $39.9 million. The transaction impacted the unaudited pro forma consolidated balance sheet for the year ended December 31, 2012, assuming the acquisition of the controlling financial interest in Spigit occurred as of December 31, 2012, summarized as follows: total assets increased by $23.5 million from a reported $667.2 million to $690.6 million and total liabilities increased $23.1 million from a reported $188.7 million to $211.8 million.

Unaudited Pro Forma for 2013:

On September 10, 2013, Spigit was merged with Mindjet. Under the terms of the agreement, the Company exchanged its common and preferred shares in Spigit for common and preferred shares of Mindjet based on an agreed-upon exchange ratio. As a result of the merger transaction, the Company no longer owns a direct financial interest in Spigit and the Company’s investment in Mindjet is not a controlling interest. Therefore the Company deconsolidated the assets and liabilities of Spigit, and simultaneously recorded its investment in Mindjet at fair value, on the date of the merger resulting in a $21.2 million gain before income taxes that is reported in other income in the unaudited consolidation statements of operations for the period.

This amended 8-K includes the accompanying unaudited pro forma consolidated balance sheet as of June 30, 2013 and the unaudited pro forma consolidated statements of operations and comprehensive loss for the six months ended June 30, 2013, and present the Company's consolidated financial position and results of operations after giving pro forma effect to the disposition of the controlling financial interest in Spigit and simultaneous acquisition of the investment in Mindjet as if all such transactions had been completed as of June 30, 2013, with respect to the unaudited pro forma consolidated balance sheet, and as of January 1, 2013, with respect to the unaudited pro forma consolidated statement of operations and comprehensive loss for the six months ended June 30, 2013.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits

Exhibit Number	Description
99.1	Pro forma financial statements

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 12, 2013

PICO HOLDINGS, INC.

By: /s/ John T. Perri

John T. Perri
Vice President, Chief Accounting Officer

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